Exhibit 21
LIST OF SUBSIDIARIES OF CAVCO
CRG Holdings, LLC, a Delaware Limited Liability Company
CRG Real Estate Brokerage, LLC, a Delaware Limited Liability Company
CRG Mortgage, LLC, a Delaware Limited Liability Company